Standard Form Contract - Schedule PP-H(NC)/PP-N(NC)	NCUC Docket No. E-100, Sub 117
(Revised November1, 2008)

PURCHASED POWER AGREEMENT

between

DUKE ENERGY CAROLINAS, LLC

and

STONEVILLE SOLAR, LLC

“Stoneville Solar PV Installation”

Contract Number:	2011-11

Contract Date:	February 21, 2011

Initial Delivery Date:	April 14, 2011

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

PURCHASED POWER AGREEMENT

THIS PURCHASED POWER AGREEMENT (“Agreement”) is made
this 21st day of February, 2011, by and between

DUKE ENERGY CAROLINAS, LLC,

a North Carolina Limited Liability Company ("Company"), and

STONEVILLE SOLAR, LLC,

("Supplier" or "Customer"), for the

"Stoneville Solar PV Installation,"

which is or will be a qualifying facility as defined by the Federal Energy Regulatory Commission ("FERC") pursuant to Section 210 of the Public Utility Regulatory Policies Act of 1978, consisting of a 9.9 kilowatt REC Solar photovoltaic array and two (2) SMA Sunny Boy SB5000 US grid tie inverters, (the "Facility"), located at 204 South Henry Street, Stoneville, NC 27048.

(Hereinafter, the parties are also referred to individually as "Party" and collectively as "Parties").

In consideration of the mutual covenants herein contained, the Parties hereto, for themselves, their successors and assigns, do hereby agree to the following:

1.	Service Requirements.

1.1	The Supplier shall sell and deliver exclusively to the Company all of the electric power generated by the Facility, net of the Facility's own auxiliary electrical requirements, and the Company shall purchase, receive, use and pay for the same, subject to the conditions contained in this Agreement. If the Supplier will receive back-up and maintenance power for the Facility's auxiliary electrical requirements from the Company, such power shall be provided to Supplier pursuant to a separate electric service agreement under the Company's rate schedule appropriate for such service.

1.2	The electric power to be delivered hereunder shall be three (3) phase, alternating, at a frequency of approximately sixty (60) hertz, and at approximately 480/277 volts.

1.3	Delivery of said power shall be made in Rockingham County at or near Stoneville, North Carolina at a delivery point described as follows: At the metering location of the photovoltaic installation located near the electric service entrance of the business located at 204 South Henry Street, Stoneville, NC 27048.

1.4	(a) The Nameplate Capacity of the Supplier's generating facilities, as defined in the attached Schedule PP-N(NC) is 9 kilowatts, consisting of a 9.9 kilowatt REC Solar photovoltaic array and two (2) SMA Sunny Boy SB5000 US grid tie inverters.

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

(b) The Supplier shall deliver to the Company throughout the term of the Agreement approximately 9 kilowatts during On-Peak Periods as its "Capacity Commitment" as defined in Paragraph 1.4(c) below.

(c) The "Capacity Commitment" shall be the average capacity in kilowatts the Supplier commits to deliver to the Company during On-Peak Periods through the term of the Agreement taking into account scheduled and forced outages, fuel availability, steam requirements and any other conditions which might impact the average capacity during On-Peak Hours.

(d) The maximum amount of electric power to be delivered by Supplier to the Company under this Agreement shall be 9 kilowatts.

1.5	The Company will install and own such meter(s) as shall be necessary to measure and record the electrical energy and demand(s) delivered and received in accordance with the terms and conditions of this Agreement, such meter(s) to be located: At the delivery point.

1.6	Supplier shall provide to the Company, on a monthly basis within ten (10) days of the meter reading date and in form to be mutually agreed upon by the Parties, information on the Facility's fuel costs (coal, oil natural gas, supplemental firing, etc.), if any, for the power delivered to the Company during the preceding month's billing period.

1.7	Supplier shall operate its Facility in compliance with all applicable operating guidelines established by the North American Electric Reliability Council ("NERC") and the Southeastern Electric Reliability Council ("SERC") or any successor thereto.

1.8	In the event the Company determines, based on calculations, studies, analyses, monitoring, measurement or observation, that the output of the Facility will cause or is causing the Company to be unable to provide proper voltage levels to its customers, the Supplier shall be required to comply with a voltage schedule and/or reactive power output schedule as prescribed by the Company. In the event such schedules are required by the Company, the POWER FACTOR CORRECTION paragraph of Schedule PP-N(NC) attached hereto shall not apply to service under this Agreement. If the Supplier fails to comply with such schedule(s), the Company shall have the right to discontinue service and suspend purchases until the Supplier is in compliance.

2.	Rate Schedule and Service Regulations. The sale, delivery, and use of electric power hereunder, and all services of whatever type to be rendered or performed in connection therewith, shall in all respects be subject to and in accordance with all the terms and conditions of the Company's Rate Schedule PP-N, Electricity No. 4, North Carolina Ninth Revised Leaf No. 91, Option B, Distribution Interconnection, Variable Rate, ("Rate Schedule") and its Service Regulations, both of which are now on file with the North Carolina Utilities Commission ("Commission"), and are hereby incorporated by reference and made a part hereof as though fully set forth herein. Said Rate Schedule and Service Regulations are subject to change, revision, alteration or substitution, either in whole or in part, upon order of said Commission or any other regulatory authority having jurisdiction, and any such change, revision, alteration or substitution shall immediately be made a part hereof as though fully written herein, and shall nullify any prior provision in conflict therewith.

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

3.	Initial Delivery Date.

3.1	The Initial Delivery Date shall be the first date upon which energy is generated by the Facility and delivered to the Company, and such energy is metered by the Company. The Initial Delivery Date under this Agreement is April 14, 2011.

3.2	Subject to the provisions of Paragraph 3.4 hereof, if the Initial Delivery Date does not occur within thirty (30) months from the date of execution of this Agreement, then the Company may at any time thereafter terminate this Agreement immediately upon written notice to Supplier.

3.3	The initial delivery of electric power is dependent upon the Company securing from the manufacturers all necessary apparatus, equipment and material for the delivery of said power, and the Company shall not be required to receive said power until it shall have secured and installed such equipment, apparatus and material.

3.4	If either Party shall be delayed or prevented from delivering or receiving electric power on the Initial Delivery Date by reason of an event or condition of force majeure as defined in Paragraph 7 hereof, then the Initial Delivery Date and the beginning of Supplier's obligation to pay Interconnection Facilities Charges pursuant to Paragraph 5.3 hereof shall be extended for a period proportionate to such delay or prevention.

4.	Term. The term of this Agreement shall be 5 years beginning with the Initial Delivery Date, continuing thereafter until terminated by either Party upon giving at least sixty (60) days' prior written notice of such termination. The Company shall have the right of termination provided in the attached Rate Schedule. In the event of early termination of this agreement, the Supplier shall be required to pay the Company for costs due to such early termination.

5.	Interconnection Facilities Charge.

5.1	(a) In accordance with the provisions of the attached Rate Schedule, the Company will furnish, install, own and maintain Interconnection Facilities, including protective devices, metering equipment, etc. to permit parallel operation of the Supplier's facilities with the Company's system. The Interconnection Facilities Charge, calculated in accordance with the Extra Facilities Provisions of the Company's Service Regulations, to be paid by the Supplier each month shall be $ 34.42, which is 1.7% of the installed cost of said Interconnection Facilities, which amount is $2,024.77.

(b) The costs and charges set forth above shall be determined no later than twelve (12) months prior to the installation of the Interconnection Facilities to reflect then current costs, conditions, and service requirements.

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

5.2	The monthly charge for the Interconnection Facilities to be provided under this Agreement is subject to the rates, Service Regulations and conditions of the Company as the same are now on file with the Commission and may be changed or modified from time to time upon approval by the Commission. Any such changes or modifications, including those which may result in increased charges for the Interconnection Facilities to be provided by the Company, shall be made a part of this Agreement to the same effect as if fully set forth herein.

5.3	The Company shall furnish and install the Interconnection Facilities no later than the date requested by Supplier for such installation. Supplier's obligation to pay the Interconnection Facilities charges shall begin on the date that such Interconnection Facilities become operational, except as provided in Paragraph 3.4 hereof, and such charges shall apply at all times thereafter during the term of this Agreement, whether or not Supplier is actually supplying electric power to the Company.

5.4	The Interconnection Facilities under this agreement are only applicable for systems that comply with the North Carolina Interconnection Procedures, Forms, And Agreements For State-Jurisdictional Generator Interconnections (Interconnection Standard), which include requirements for compliance with the following:

1. The Institute of Electrical and Electronics Engineers (IEEE) P929 – "Recommended Practice for Utility Interface of Photovoltaic Systems" (latest edition); and IEEE 1547 "Standard for Interconnecting Distributed Resources with Electric Power Systems", latest published edition.

2. Underwriters Laboratories (UL) 1741 – "Standard for Static Inverters and Charge Controllers for use in Photovoltaic Power Systems." (latest edition)

3. NFPA70 – National Electrical Code (NEC), and all applicable local codes (latest editions) In order to ensure protection of the Company's system, the Company reserves the right, at its discretion, to inspect the Customer's photovoltaic system at any time upon reasonable notice to the Customer in an effort to ensure compliance with the Interconnection Standard. The Company reserves the right to disconnect electric service to any premises if the Company determines that the photovoltaic system is not in compliance with the Interconnection Standard and is being operated in parallel with the Company's system.

The Customer must submit an Interconnection Request which must be accepted by the Company. The Customer shall be responsible for providing suitable control and protective devices on its equipment to assure no disturbance to other customers of the Company or to the Company itself, and to protect the Customer's facilities and the Company's facilities from all loss or damage which could result from operation in parallel with the Company's system. The Customer shall be responsible for any costs incurred by the Company pursuant to the Interconnection Standard. The Company reserves the right to require additional interconnection facilities, furnished, installed, owned and maintained by the Company, at the Customer's expense, if the Customer's photovoltaic system, despite compliance with the Interconnection Standard, causes safety, reliability or power quality problems.

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

The Customer shall obtain and retain, for as long as the photovoltaic system is interconnected with the Company's system, a comprehensive general liability insurance policy with liability coverage in the amount of at least $300,000 per occurrence which protects the Customer from claims for bodily injury and / or property damage. This insurance shall be primary for all purposes. The Customer shall provide certificates evidencing this coverage as required by the Company. The Company reserves the right to refuse to establish, or continue the interconnection of the Customer's photovoltaic system with the Company's system, if such insurance is not in effect.

6.	Service Interruptions. The Parties do not guarantee continuous service. They shall use reasonable diligence at all times to provide satisfactory service, and to remove the cause or causes in the event of failure, interruption, reduction or suspension of service, but neither Party shall be liable for any loss or damage resulting from such failure, interruption, reduction or suspension of service, nor shall same be a default hereunder, when due to any of the following:

(a) An emergency action due to an adverse condition or disturbance on the system of the Company, or on any other system directly or indirectly interconnected with it, which requires automatic or manual interruption of the supply of electricity to some customers or areas in order to limit the extent or damage of the adverse condition or disturbance, or to prevent damage to generating or transmission facilities, or to expedite restoration of service, or to effect a reduction in service to compensate for an emergency condition on an interconnected system.

(b) An event or condition of force majeure as defined in Paragraph 7 hereof.

(c) Making necessary adjustments to, changes in, or repairs on Company lines, substations, and facilities, and in cases where, in its opinion, the continuance of service from Supplier's premises would endanger persons or property.

7.	Force Majeure.

(a) Circumstances beyond the reasonable control of a Party which solely cause that Party to experience delay or failure in delivering or receiving electricity or in providing continuous service hereunder, including: acts of God; unusually severe weather conditions; earthquake; strikes or other labor difficulties; war; riots; fire; requirements, actions or failures to act on the part of governmental authorities (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by federal, state or local government bodies), but only if such requirements, actions or failures to act prevent or delay performance; or transportation delays or accidents shall be deemed to be "events or conditions of force majeure". Events or conditions of force majeure do not include such circumstances which merely affect the cost of operating the Facility.

(b) Neither Party shall be responsible nor liable for any delay or failure in its performance hereunder due solely to events or conditions of force majeure, provided that:

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

(i) The affected Party gives the other Party written notice describing the particulars of the event or condition of force majeure, such notice to be provided within forty-eight (48) hours of the determination by the affected Party that an event or condition of force majeure has occurred, but in no event later than thirty (30) days from the date of the occurrence of the event or condition of force majeure;

(ii) The delay or failure of performance is of no longer duration and of no greater scope than is required by the event or condition of force majeure, provided that in no event shall such delay or failure of performance extend beyond a period of twelve (12) months;

(iii) The affected Party uses its best efforts to remedy its inability to perform;

(iv) When the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party prompt written notice to that effect; and,

(v) The event or condition of force majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance, or any breach or default of this Agreement.

8.	Offset For Charges Due to Company. The Company reserves the right to set off against any amounts due from the Company to Supplier, any amounts which are due from Supplier to the Company, including, but not limited to, unpaid charges for Interconnection Facilities or past due balances on any accounts Supplier has with the Company for other services.

9.	Records. In addition to the regular meter readings to be taken once each month for billing purposes, the Company may require additional meter readings, records, transfer of information, etc. as may be agreed upon by the Parties. The Company reserves the right to provide to the Commission or the FERC or any other regulatory body, upon request, information pertaining to this Agreement, including but not limited to: records of the Facility's generation output and the Company's purchases thereof (including copies of monthly statements of power purchases and data from load recorders and telemetering installed at the Facility); copies of this Agreement; and information regarding the Interconnection Facilities, as set forth in Paragraph 5 hereof. The Company will not provide any information developed solely by Supplier and designated by Supplier in writing to be "proprietary" unless required to do so by order of the Commission or the FERC or any other regulatory body or court, in which event, the Company will notify Supplier prior to supplying the proprietary information.

10.	Waiver. The failure of either Party to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute a waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

11.	Assignment. The rights and obligations accruing to the Supplier under this Agreement may be assigned to another person, partnership, or corporation, subject to the Company's prior approval of the assignment of said person, firm, or corporation, which approval shall not be unreasonably or arbitrarily withheld. However, before such rights and obligations are assigned, the assignee must first obtain necessary approval from all regulatory bodies including, but not limited to, the Commission.

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

12.	Notification of Assignment, Transfer or Sale. In the event of an assignment of the rights and obligations accruing to the Supplier under this Agreement pursuant to Paragraph 11 hereof, or in the event of any contemplated sale, transfer or assignment of the Facility or the Certificate of Public Convenience and Necessity, the Supplier shall, in addition to obtaining the approvals required by Paragraph 13 hereof, advise the Company and the Commission of any plans for such an assignment, sale or transfer, or of any accompanying significant changes in the information required by Commission Rules R8-64 and R8-65, all as more fully set forth in Commission Rules R8-64 and R8-65, as amended, which are incorporated by reference herein.

13.	Regulatory Approval. This entire Agreement is contingent upon the Supplier's obtaining required approval from all regulatory bodies including, but not limited to, a Certificate of Public Convenience and Necessity or its equivalent from the Commission. The Parties hereto agree that performance under this Agreement shall not commence unless and until such approvals are obtained. If at any time during the term of this Agreement any of such required approvals expire, are withdrawn, are revoked or for any reason become invalid, the Company shall allow the Supplier a reasonable period to cure the problem before giving notice of termination of this Agreement.

(Continued on page 12)

Duke Energy Carolinas, LLC	Electricity No. 4
North Carolina Ninth Revised Leaf No. 91
Superseding North Carolina Eighth Revised Leaf No. 91

SCHEDULE PP-N (NC)
NON-HYDROELECTRIC QUALIFYING FACILITIES
PURCHASED POWER

AVAILABILITY (North Carolina only)

Available only to establishments located in the Company's North Carolina service territory which have non-hydroelectric qualifying facilities fueled by trash or methane derived from landfills, hog waste, poultry waste, solar, wind, and non-animal forms of biomass contracting to sell generating capacity and energy not in excess of five (5) megawatts, or other non-hydroelectric generating facilities contracting to sell generating capacity and energy not in excess of three (3) megawatts, which are interconnected directly with the Company's system and which are qualifying facilities as defined by the Federal Energy Regulatory Commission pursuant to Section 210 of the Public Utility Regulatory Policies Act of 1978.

The Fixed Long-Term Rates on this Schedule are available only to Customers under contract with the Company on or before November 1, 2010 for delivery of power beginning on or before the earlier of thirty (30) months from the date of execution of the contract or May 1, 2013.

Notwithstanding the above, all qualifying facilities have the option to sell energy to the Company on an "as available" basis and receive energy credits only calculated using the Variable Rates identified in this Schedule for the delivered energy.

This Schedule is not applicable to a qualifying facility owned by a Customer, or affiliate or partner of a Customer, who sells power to the Company from another facility within one-half mile.

Service necessary for the delivery of the Customer's Net Power into the Company's system under this Schedule shall be furnished solely to the individual contracting Customer in a single enterprise, located entirely on a single, contiguous premise. Service hereunder shall be restricted to the Net Capacity of the Customer's generating facilities which may be operated in parallel with the Company's system. Service necessary to supply the Customer's total load requirements other than Auxiliary Load, and service necessary to supply the Customer's Auxiliary Load when the Customer's generating facilities are not operating, shall be billed on the applicable schedule(s) of the Company. Net Power delivered to the Company under this Schedule shall not offset or be substituted for power contracted for or which may be contracted for under any other schedule of the Company, except at the option of the Company under special terms and conditions expressed in writing in the contract with the Customer.

The obligations of the Company in regard to service under this Schedule are dependent upon its securing and retaining all necessary rights-of-way, privileges, franchises and permits for such service and the Company shall not be liable to any customer or applicant for power in the event it is delayed in, or is prevented from purchasing power by its failure to secure and retain such rights-of-way, rights, privileges, franchises and permits.

TYPE OF SERVICE

Company will furnish 60 Hertz service through one metering point, at one delivery point, at one of the following approximate voltages, where available, upon mutual agreement:

Single-phase, 120/240 volts; or

3-phase, 3-wire, 240, 480, 4160, 12470, or 24940 volts, or

3-phase voltages other than the foregoing, but only at the Company's option, and provided that the size of the Customer's contract warrants a substation solely to serve that Customer, and further provided that the Customer furnish suitable outdoor space on the premises to accommodate a ground-type transformer installation, or substation, or a transformer vault built in accordance with the Company's specifications.

The type of service under this Schedule shall be determined by the Company. Prospective customers shall ascertain the available voltage by written inquiry of the Company before purchasing equipment.

RATE * (One of the following two Rate options shall apply):

Option A

Administrative Charge	$ 8.17 per month
Facilities Charge (if applicable – See Interconnection Facilities Charge)	$ 8.03 per month

Interconnected to Distribution System:
Fixed Long-Term Rate (a)
	Variable Rate	5 Years	10 Years (b)	15 Years (b)
I. Capacity Credit
a. All On-Peak Energy per On-Peak Month per kWh:	2.58¢	2.72¢	3.03¢	3.22¢
b. All On-Peak Energy per Off-Peak Month per kWh:	0.51¢	0.54¢	0.60¢	0.64¢

II. Energy Credit
a. All On-Peak Energy per Month per kWh:	6.27¢	6.33¢	6.40¢	6.52¢
b. All Off-Peak Energy per Month per kWh:	4.79¢	4.64¢	4.43¢	4.47¢

Schedule PP-N (NC) continued

RATE (Option A continued)

Interconnected to Transmission System:
Fixed Long-Term Rate (a)
	Variable Rate	5 Years	10 Years (b)	15 Years (b)
I. Capacity Credit
a. All On-Peak Energy per On-Peak Month per kWh:	2.5l¢	2.65¢	2.95¢	3.13¢
b. All On-Peak Energy per Off-Peak Month per kWh:	0.50¢	0.52¢	0.58¢	0.62¢

II. Energy Credit
a. All On-Peak Energy per Month per kWh:	6.10¢	6.15¢	6.22¢	6.34¢
b. All Off-Peak Energy per Month per kWh:	4.67¢	4.52¢	4.32¢	4.36¢

Option B

Administrative Charge	$ 8.17 per month
Facilities Charge (if applicable – See Interconnection Facilities Charge)	$ 8.03 per month

Interconnected to Distribution System:		Fixed Long-Term Rate (a)
	Variable Rate	5 Years	10 Years (b)	15 Years (b)
I. Capacity Credit
a. All On-Peak Energy per Summer Month per kWh:	9.08¢	9.58¢	10.67¢	11.34¢
b. All On-Peak Energy per Non-Summer Month per kWh:	1.40¢	1.48¢	1.65¢	1.75¢

II. Energy Credit
a. All On-Peak Energy per Month per kWh:	6.59¢	6.63¢	6.63¢	6.79¢
b. All Off-Peak Energy per Month per kWh:	5.20¢	5.12¢	5.02¢	5.07¢

Interconnected to Transmission System:		Fixed Long-Term Rate (a)
	Variable Rate	5 Years	10 Years (b)	15 Years (b)
I. Capacity Credit
a. All On-Peak Energy per Summer Month per kWh:	8.83¢	9.32¢	10.37¢	11.03¢
b. All On-Peak Energy per Non-Summer Month per kWh:	1.36¢	1.44¢	1.60¢	1.70¢

II. Energy Credit
a. All On-Peak Energy per Month per kWh:	6.41¢	6.45¢	6.45¢	6.60¢
b. All Off-Peak Energy per Month per kWh:	5.07¢	4.99¢	4.90¢	4.95¢

Notes:	(a)	The 10-Year and 15-Year Fixed Long-Term Rates are applicable only to those qualifying facilities which are non-hydroelectric qualifying facilities fueled by trash or methane derived from landfills, hog waste, poultry waste, solar, wind, and non-animal forms of biomass contracting to sell capacity and energy not in excess of five (5) megawatts.

(b)	Contracts for the 10-Year and 15-Year Fixed Long-Term Rates are subject to a provision making the contract renewable for subsequent term(s) at the option of the Company on substantially the same terms and provisions and at a rate either (1) mutually agreed upon by the parties negotiating in good faith and taking into consideration the Company's then avoided cost rates and other relevant factors, or (2) set by arbitration.

* Unless otherwise specified in the Company's contract with the Customer, payment of credits under this Schedule do not convey to the Company the right to renewable energy credits (RECs) associated with the energy delivered to the Company by the Customer.

DEFINITIONS

Nameplate Capacity: The term "Nameplate Capacity" shall mean the maximum continuous electrical output capability of the generator(s) at any time at a power factor of ninety percent (90%).

Net Capacity: The term "Net Capacity" shall mean the Nameplate Capacity of the Customer's generating facilities, less the portion of that capacity needed to serve the generating facilities' Auxiliary Load.

Auxiliary Load: The term "Auxiliary Load" shall mean power used to operate auxiliary equipment in the facility necessary for power generation (such as pumps, blowers, fuel preparation machinery, and exciters).

Net Power: The term "Net Power" shall mean the total amount of electric power produced by the Customer's generating facilities less the portion of that power used to supply the generating facilities' Auxiliary Load.

Month: The term "Month" as used in this Schedule means the period intervening between meter readings for the purposes of monthly billing, such readings being taken once per month.

For Option A Rates, the On-Peak Months shall be the billing Months of June through September and December through March. The Off-Peak Months shall be the billing Months of April, May, October and November.

For Option B Rates, the Summer Months are the period from June 1 through September 30. The Non-Summer Months are the period from October 1 through May 31.

Schedule PP-N (NC) continued

DETERMINATION OF ON-PEAK AND OFF-PEAK ENERGY

On-Peak Energy shall be energy, in kilowatt-hours, which is supplied to the Company during On-Peak Period Hours. Off-Peak Energy shall be energy, in kilowatt-hours, which is supplied to the Company during the Off-Peak Period Hours.

For Option A Rates, the On-Peak Period Hours shall be those hours, Monday through Friday, beginning at 7 A.M. and ending at 11 P.M. The Off-Peak Period Hours shall be all other weekday hours and all Saturday and Sunday hours.

For Option B Rates, the On-Peak Period Hours shall be those hours, Monday through Friday, beginning at 1 P.M. and ending at 9 P.M. during Summer Months, and beginning at 6 A.M. and ending at 1 P.M. during Non-Summer Months. The Off-Peak Period Hours shall be all other weekday hours and all Saturday and Sunday hours. All hours for the following holidays shall be considered as Off-Peak: New Year’s Day, Memorial Day, Good Friday, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, and Christmas Day.

SAFETY, INTERCONNECTION AND INSPECTION REQUIREMENTS

This Schedule is only applicable for installed generation systems and equipment that comply with the provisions outlined in the North Carolina Interconnection Procedures, Forms, and Agreements for State-Jurisdictional Generator Interconnections (hereinafter "Interconnection Procedures") as approved by the North Carolina Utilities Commission.

The Customer must submit an Interconnection Request, which must be accepted by the Company, pay an application fee, comply with the liability insurance requirements of the Interconnection Procedures and enter into a specific contract providing for interconnection to the Company's system.

In order to ensure protection of the Company's system, the Company reserves the right, at its discretion, to inspect the Customer's generation system and equipment at any time upon reasonable notice to the Customer in an effort to ensure compliance with the Interconnection Procedures. The Company reserves the right to disconnect electric service to the premises if the Company determines that the Customer's generation system and equipment is not in compliance with the Interconnection Procedures and is being operated in parallel with the Company's system.

INTERCONNECTION FACILITIES CHARGE

The Customer shall be responsible for providing suitable control and protective devices on his equipment to assure no disturbance to other customers of the Company or to the Company itself, and to protect the Customer's facilities from all loss or damage which could result from operation with the Company's system.

The Company will furnish, install, own, and maintain interconnection facilities as necessary for service under this Schedule including: suitable control and protective devices installed on Company equipment to allow operation of the Customer's generating facilities; metering facilities equipped to prevent reverse registration for the measurement of service under this Schedule; and any other modifications to its system required to serve the Customer under this Schedule as determined by the Company.

All such facilities shall be subject to a monthly charge under the Extra Facilities provisions of the Company's Service Regulations provided, however, that the minimum Extra Facilities charge shall not apply. The Company reserves the right to install at any time facilities necessary for the appropriate measurement of service under this Schedule and to adjust the Interconnection Facilities Charge accordingly, solely at the option of the Company.

When the installed generating system complies with the North Carolina Interconnection Procedures and no additional interconnection facilities are required, the Facilities Charge shown in the Rate above will be applied to cover the cost of the Company's metering and installation.

DETERMINATlON OF CAPACITY CREDITS

Capacity Credits will be based on the energy, in kilowatt-hours, which is supplied to the Company during the On-Peak Period Hours of the Month and will be applied to the Customer's bill in the appropriate Month.

Capacity Credits are available only to qualifying facilities classified as "new capacity" in accordance with the Federal Energy Regulatory Commission's Order No. 69 in Docket No. RM79-55 and in accordance with the North Carolina Utilities Commission's Order dated September 21, 1981 in Docket No. E-100, Sub 41.

Schedule PP-N (NC) continued

POWER FACTOR CORRECTION

When the average Monthly power factor of the power supplied by the Customer to the Company is less than 90 percent or greater than 97 percent, the Company may correct the energy, in kilowatt-hours, as appropriate. The Company reserves the right to install facilities necessary for the measurement of power factor and to adjust the Interconnection Facilities Charge accordingly, solely at the option of the Company.

PAYMENTS

Credit billings to the Customer shall be payable to the Customer within fifteen (15) days of the date of the bill.

Bills under this Schedule are due and payable on the date of the bill at the office of the Company. Bills are past due and delinquent on the fifteenth day after the date of the bill. If any bill is not so paid, the Company has the right to suspend service. In addition, all bills not paid by the twenty-fifth day after the date of the bill shall be subject to a one percent (1%) late payment charge on the unpaid amount. This late payment charge shall be rendered on the following month's bill and it shall become part of and be due and payable with the bill on which it is rendered.

CONTRACT PERIOD

Each Customer shall enter into a contract which shall specify the amount of capacity committed for delivery throughout the term of the contract and shall specify one of the following as the initial term and associated rate: variable rate for five (5) years or fixed long-term rate for five (5), ten (10) or fifteen (15) years. Following the initial term, the Variable Rate as from time to time amended by the North Carolina Utilities Commission shall apply to all power purchased by the Company until superseded by a new contract.

The Company reserves the right to terminate the Customer’s contract under this Schedule at any time upon written notice to the Customer in the event that the Customer violates any of the terms or conditions of this Schedule or operates its generating facilities in a manner which is detrimental to the Company or any of its Customers or fails to deliver energy to the Company for six (6) consecutive Months. In the event of early termination of a contract under this Schedule, the Customer will be required to pay the Company for costs due to such early termination.

North Carolina Ninth Revised Leaf No. 91

Effective for service on and after May 23, 2009

NCUC Docket No. E-100, Sub 117

Order dated May 13, 2009

NC STANDARD PPA.DOC (Revised November 1, 2008)	NCUC Docket No. E-100, Sub. 117

IN WITNESS WHEREOF, on the day and year first above written, the Parties hereto have caused their official names to be hereunto subscribed by their respective Presidents, Vice Presidents or Authorized Representatives. Executed in Duplicate.